SCHEDULE A

TWO ROADS SHARED TRUST

ETF DISTRIBUTION PLAN

As Amended: June 13, 2018

The following series of Two Roads Shared Trust are subject to this Plan, at the fee rates specified:

Fund                                                                                     Fee (as a Percentage of Average

Daily Net Assets of the Fund)*

Affinity World Leaders Equity ETF                                                           0.00%

Anfield Capital Diversified Alternatives ETF                                              0.00%

Anfield Universal Fixed Income ETF                                                         0.00%

LeaderShares AlphaFactor Core ETF                                                      0.00%

* The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the then current Prospectus for the determination of the net asset value of Creation Units. Plan payments shall be made within ten (10) days of the end of each calendar month unless otherwise agreed by the parties and approved or ratified by the Trustees.